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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7 )*




                           Merit Medical Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   589889-10-4
                          ----------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages

  CUSIP No.  589889-10-4                            Page   2   of   5   Pages

                                       13G

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Fred P. Lampropoulos
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
 3       SEC USE ONLY


--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                               574,898
     NUMBER OF      ------------------------------------------------------------
       SHARES         6     SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 None
         EACH       ------------------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
       PERSON
         WITH                  574,898
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            574,898
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.8%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

  CUSIP No.  589889-10-4                            Page   3   of   5   Pages

                                       13G



Item 1.

      (a)   Name of Issuer:  Merit Medical Systems, Inc.

      (b) Address of Issuer's Principal Executive Offices: 1600 West Merit Parkway, South Jordan, Utah 84095


Item 2.

      (a)   Name of Person Filing: Fred P. Lampropoulos (the "Reporting Person")

      (b) Address of Principal Business Office or, if none, Residence: 1600 West Merit Parkway, South Jordan, Utah 84095

      (c)   Citizenship:  United States

      (d) Title of Class of Securities: Common Stock, no par value (the "Common Stock")

      (e)   CUSIP Number:  589889-10-4


Item 3.

            This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).


Item 4. Ownership

      (a) Amount Beneficially Owned: As of December 31, 1997 the Reporting Person was the owner of 574,898 shares of the Common Stock, which included 10,821 shares owned by the Reporting Person pursuant to the Issuer's 401(k) Plan, based upon the most recent plan statement timely distributed, and 36,500 shares that the Reporting Person had the right to acquire pursuant to currently exercisable options.

      (b)   Percent of Class:  7.8%

      (c)   Number of shares as to which the Reporting Person has:

            (i)   sole power to vote or to direct the vote:  574,898

            (ii)  shared power to vote or to direct the vote:  None

            (iii) sole power to dispose or to direct the disposition of: 574,898

            (iv)  shared power to dispose or to direct the disposition of:  None

  CUSIP No.  589889-10-4                            Page   4   of   5   Pages

                                       13G



Item 5. Ownership of Five Percent or Less of a Class

            This statement is not being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.


Item 8. Identification and Classification of Members of the Group

      Not applicable.


Item 9. Notice of Dissolution of Group

      Not applicable.


Item 10.    Certification

      Not applicable.

  CUSIP No.  589889-10-4                            Page   5   of   5   Pages

                                       13G



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                DATED:   February 13, 1998


                                         FRED P. LAMPROPOULOS



                                         By  /s/ KENT W. STANGER
                                             -----------------------------------

                                             Kent W. Stanger,  Attorney-in-Fact,
                                             pursuant  to a  Power  of  Attorney
                                             dated  February 8, 1996, a manually
                                             signed   copy  of  which  is  filed
                                             herewith and incorporated herein by
                                             this reference